Exhibit 6.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of this __ day of May 29, 2020 (the “Execution Date”) by and among 530 Collective, a California corporation (the “Company”); the individual who has executed the Majority Owner Joinder Agreement attached to this Agreement as Exhibit A-1 (the “Majority Owner”), the individual who has executed the Minority Owner Joinder Agreement attached to this Agreement as Exhibit A-2 (the “Minority Owner” and together with the Majority Owner, collectively, “Owners”), Hightimes Holding Corp., a Delaware corporation (“Hightimes”), and 530C Merger Sub, Inc., a corporation organized under the laws of the State of California (“Merger Sub”). The Owners, the Company, Hightimes and Merger Sub are sometimes referred to herein individually as a “Party” and together as the “Parties.” Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Article I hereof.

RECITALS

WHEREAS, the Company is engaged in the business of selling and dispensing cannabis and cannabis-related products, accessories and branded merchandise (the “Company Business”);

WHEREAS, in accordance with Section 1110 et. seq. of the California Corporations Code of the State of California (the “Merger Statute”), the Parties desire to consummate a merger of the Company with Merger Sub, with the Company as the surviving corporation of the merger (the “Merger”);

WHEREAS, each Owner and the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously (a) determined that the Merger, and the other transactions contemplated hereby are fair to and in the best interests of the Company and the Owners, and (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the board of directors of Hightimes and the Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated hereby and also to prescribe certain conditions to the Merger; and

WHEREAS, it is the intention of the Parties that the Merger will qualify as a tax-free reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

Definitions. As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement and Plan of Merger, together with the schedules and exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the provisions hereof.

“Agreement of Merger” has the meaning set forth in Section 2.03.

“BCC” shall mean the California Department of Consumer Affairs, Bureau of Cannabis Control.

“BCC Approval” shall mean the written approval and consent of the BCC to the change of ownership of the Company by reason of the Merger and other transactions contemplated hereby and confirmation that the Company, as the Surviving Corporation of the Merger, will retain the Company’s existing Dispensary Licenses without restrictions or modifications.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in California are authorized or required by law to close.

“Cannabis Business License” shall mean the license issued by the City of Shasta Lake, California, entitling the Company to operate the Company Business.

“Capital Stock” shall mean, as to any Person, shares of Common Stock or Preferred Stock.

“Charter Documents” shall mean, with respect to Hightimes, the certificate of incorporation and bylaws, including all amendments thereto, and with respect to Merger Sub, the articles of incorporation and bylaws, including all amendments thereto.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date that is three (3) Business Days following receipt of all Governmental Approvals; provided, however, that, the Closing and the Closing Date shall occur not later than ninety (90) days following the Execution Date of this Agreement (the “Outside Closing Date”).

“Common Stock” shall mean the collective reference to the Hightimes Common Stock or (if Hightimes consummates a merger or a Hightimes Reverse Takeover), the common stock or common shares of the public company successor to Hightimes resulting from such merger or Hightimes Reverse Takeover.

“Common Stock Equivalents” shall mean, as to any applicable Person, the collective reference to (a) any notes, debentures or Preferred Stock that are convertible into common stock, and/or (b) any options, warrants or other rights to purchase common stock of such Person.

“Company Business” has the meaning set forth in the recitals.

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“Company Articles of Incorporation” shall mean the articles of incorporation of Company, as filed with the Secretary of State of the State of California, as the same may be subsequently amended or restated.

“Company Common Stock” shall mean the voting common stock of Company, no par value per share, authorized by the Company Articles of Incorporation.

“Company Common Stock Equivalents” shall have the meaning as that term is defined in Section 5.03(b)(iii) of this Agreement.

“Company and Majority Owner Disclosure Letter” shall have the meaning set forth in Article V of this Agreement.

“Company Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of the Majority Owner or the Company to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed either alone or in combination to constitute a Company Material Adverse Effect, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (i) any adverse effect resulting from or arising out of general economic conditions; (ii) any adverse effect resulting from or arising out of general conditions in the industries in which the Company operates to the extent that they do not disproportionately affect the Company; (iii) any adverse effect resulting from any changes to Laws or the enforcement, implementation or interpretation thereof; (iv) any adverse effect resulting from or arising out of any force majeure event, including the diseases resulting from the COVID-19 pandemic, natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Hightimes, or (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company.

“Contract” shall mean any contract, agreement, license, lease or other written instrument between the Company and any other Person, which relates to the Company Business.

“Delaware GCL” shall mean the Delaware General Corporation Law, as amended from time to time.

“Dispensary Licenses” shall mean all licenses and permits, including the Cannabis Business License, issued by the BCC or other Governmental Authority to enable the Company to operate retail dispensary stores and engage in the Company Business at the Dispensary Location.

“Dispensary Location” shall mean 1550 Locust Ave, Shasta Lake, CA 96019.

“Dollars” shall mean United States dollars.

“Encumbrances” shall mean, as applicable, any liens, security interests, mortgages, pledges, or charges.

“Estimated 2019 Tax Payment Amount” shall mean the estimated federal and state income Taxes that are or may be payable by the Company, for the calendar year ended December 31, 2019.

“ExWorks” shall mean ExWorks Capital Fund I, L.P. the senior secured lender to Hightimes and its direct and indirect consolidated subsidiaries.

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“Financial Statements” shall mean the balance sheet, statement of income and statement of cash flows and stockholders’ or members equity of the Company for the fiscal years ending December 31, 2018 and 2019, respectively.

“GAAP” shall mean generally accepted accounting principles, consistently applied.

“Governmental Approval” shall mean, in addition to the required BCC Approval, the written approval and consent of any other Governmental Authority, including the city of Shasta Lake, California that has issued the Cannabis Business License, as shall be required to approve the change of ownership of the Company by reason of the Merger and other transactions contemplated hereby and confirmation that the Company, as the Surviving Corporation of the Merger will retain the Company’s existing Dispensary Licenses without restrictions or modifications.

“Governmental Authority” shall mean any federal, state, city, local or foreign government or political subdivision thereof, including without limitation, the BCC, the City of Shasta Lake, California, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hightimes Business” shall mean and include (a) the publication since 1974 of print and online magazines that were and are a leading advocate for cannabis reform and the production and sponsorship of trade shows and consumer events, and (b) the proposed acquisitions of a number of businesses that grow, distribution and deliver cannabis and cannabis derivative products and equipment and own and operate retail cannabis dispensaries.

“Hightimes Common Stock” shall mean the shares of Class A voting common stock, $0.001 par value per share, of Hightimes.

“Hightimes Disclosure Letter” shall have the meaning set forth in Article VI of this Agreement.

“Hightimes Group” shall mean the collective reference to Hightimes and each of its direct and indirect subsidiaries as at the Execution Date and as at any Filing Date (hereinafter defined), including Trans-High Corporation.

“Hightimes Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of Hightimes, or (b) the ability of Hightimes to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed either alone or in combination to constitute a Hightimes Material Adverse Effect, and none of the following shall be taken into account in determining whether there has been or would be, a Hightimes Material Adverse Effect: (i) any adverse effect resulting from or arising out of general economic conditions; (ii) any adverse effect resulting from or arising out of general conditions in the industries in which Hightimes operates to the extent that they do not disproportionately affect Hightimes; (iii) any adverse effect resulting from any changes to Laws or the enforcement, implementation or interpretation thereof; (iv) any adverse effect resulting from or arising out of any force majeure event, including the diseases resulting from the COVID-19 pandemic, natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Hightimes, or (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Hightimes.

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“Hightimes Public Offering” shall mean the consummation of the maximum $50,000,000 Regulation A+ initial public offering of Hightimes Common Stock and the listing or trading of Hightimes Common Stock on a National Securities Market.

“Hightimes Reverse Takeover” shall mean the merger or share exchange of Hightimes with a publicly traded corporation with limited or no active business (“PubCo”) and whose shares are listed on a National Securities Market in a transaction in which (a) not less than eighty (80%) percent of the outstanding shares of Capital Stock of such publicly traded corporation shall be issued to the stockholders of Hightimes, including the Owners.

“Hightimes Stock Split” shall mean the previously authorized 11-for-1 forward split of all outstanding shares of Hightimes Common Stock and Common Stock Equivalents that is anticipated to be consummated on or about June 30, 2020 and immediately following termination of the Hightimes Public Offering.

“Indebtedness” shall mean, with respect to the Company or the Hightimes Group without duplication: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, lines of credit, notes or similar instruments, or upon which interest payments are customarily made; (c) capital lease obligations; (d) all Indebtedness secured by any lien on, or payable out of the proceeds of production from, Company or Hightimes property, as applicable, whether or not the obligations secured thereby have been assumed; or (e) reimbursement obligations under any letters of credit issued or bankers’ acceptances facilities and, without duplication, all drafts drawn thereunder (to the extent unreimbursed).

“Intellectual Property” shall mean all copyrights, trademarks, trade names, patents, styles, logos, and formulations owned by the Company.

“Knowledge” with respect to the Company, shall mean the current actual knowledge of the Majority Owner, after due inquiry and with respect to Hightimes, shall mean the current actual knowledge of Adam E. Levin, after due inquiry.

“Law” shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, excluding any United States federal law to the extent such federal law would be violated, or protections under such federal law would be unavailable to a Party, as a result of operating or owning a state licensed cannabis business in compliance with California law.

“Legal Proceeding” shall mean any suit, litigation or legal proceeding commenced by or before any court or other Governmental Authority.

“Liquidity Event” shall mean the consummation of a Hightimes Public Offering or Hightimes Reverse Takeover and listing or trading of Hightimes Common Stock on a National Securities Market.

“Liquidity Event Completion Date” shall mean the date of completion of a Liquidity Event, expected to be consummated by June 30, 2020, but subject to extension to the Outside Closing Date.

“Merger Consideration” shall mean, collectively, the Merger Payment and the Merger Shares.

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“Merger Event Common Stock” shall mean the common stock or common shares of the public company successor to Hightimes resulting from a merger or Hightimes Reverse Takeover, if Hightimes consummates a merger or a Hightimes Reverse Takeover.

“Merger Payment” shall mean One Hundred and Fifty Thousand Dollars ($150,000), allocated 70% to the Majority Owner and 30% to the Minority Owner, payable in cash by wire transfer of immediately available funds to the bank accounts designated by the Majority Owner and Minority Owner.

“Merger Shares” shall mean Four Million Three Hundred and Fifty Thousand (4,350,000) shares of Hightimes Common Stock, after giving effect to the Hightimes Stock Split, allocated 70% to the Majority Owner and 30% to the Minority Owner.

“Minority Owner Representations” shall have the meaning set forth in the opening paragraph of Article V.

“National Securities Market” shall mean any one of the following securities exchanges or markets: (a) in the United States, The New York Stock Exchange, Inc., NYSE American (formerly Amex), the Nasdaq Stock Market, including the Nasdaq Capital Market, and the OTC Markets, including the OTCQX or OTCQB markets, or (b) in Canada, the Canadian Stock Exchange, the Toronto Venture Exchange or the Toronto Stock Exchange.

“Permitted Encumbrances” shall mean: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics, carriers’, workmen’s, repairmen’s or similar Encumbrances arising or incurred in the ordinary course of business with respect to obligations that are not yet due and payable; (c) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, and other Encumbrances over real property that, individually or in the aggregate, do not materially impair the use of the real property affected thereby; and (d) all other Encumbrances that, individually or in the aggregate, do not materially impair the value of the property subject to such Encumbrances or the use of such property in the Company Business.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“SEC” shall mean the United States Securities and Exchange Commission and any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Straddle Period” shall mean a Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Surviving Corporation” has the meaning set forth in Section 2.01.

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“Taxes” shall mean all federal, state, local, foreign and other income tax, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement.

ARTICLE II
The Merger

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Merger Statute, at the Effective Time the Merger Sub will be merged with and into the Company. As a result of the Merger, (a) the separate corporate existence of the Merger Sub will cease and the Company will continue its corporate existence under the Merger Statute as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”), and (b) Hightimes shall own 100% of the Company Common Stock.

Section 2.02 Closing. Upon the terms and subject to the conditions set forth herein, the Closing of the Merger will take place at 10:00 a.m., Los Angeles, California, time on the Closing Date, unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place remotely via the exchange of documents and signatures simultaneously with the execution hereof. The Parties hereto agree that time is of the essence.

Section 2.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Hightimes and Merger Sub will cause an agreement of merger in the form of Exhibit B annexed hereto (the “Agreement of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the Merger Statute and shall make all other filings or recordings required under the Merger Statute. The Merger will become effective at such time as the Agreement of Merger has been duly filed with the Secretary of State of the State of California or at such later date or time as may be agreed by the Company, the Majority Owner, Hightimes and Merger Sub in writing and specified in the Agreement of Merger in accordance with the Merger Statute (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Merger Statute. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Company as the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

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Section 2.05 Articles of Incorporation and Bylaws. At the Effective Time, (a) the articles of incorporation of the Merger Sub shall terminate, and (b) the articles of incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit C (the “Surviving Corporation Charter”) and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law. At the Effective Time, the bylaws of the Company shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

Section 2.06 Board of Directors and Officers of Surviving Corporation. Immediately following the Closing Date, the board of directors of the Surviving Corporation (the “Surviving Corporation Board”) shall consist of individuals designated by Hightimes. The officers of the Company immediately prior to the Effective Time, including the Majority Owner, shall, from and after the Effective Time, be the officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation bylaws; provided, that, the Executive Chairman of Hightimes will serve as the executive chairman of the Surviving Corporation, the Chief Executive Officer of Hightimes shall serve as the chief executive officer of the Surviving Corporation, and Hightimes shall select the chief financial officer of the Surviving Corporation.

ARTICLE III
Effect of the Merger on Common Stock; Merger Consideration;

Holdback Amount

Section 3.01 Effect of the Merger on Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Hightimes, Merger Sub, the Owners or the Company or the holder of any Capital Stock of Hightimes:

(s) Each outstanding share of the Company Common Stock, no par value per share, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration. All such shares of Company Common Stock, when so converted, shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate representing any shares of Company Common Stock (if such shares are certificated) shall cease to have any rights with respect thereto.

(t) Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”). All of the Surviving Corporation Common Stock shall be owned of record and beneficially by Hightimes.

(u) At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company. At the Effective Time, the Owners and any other holders of Company Common Stock or Company Common Stock Equivalents (collectively, “Company Securities”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration set forth in this Agreement.

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Section 3.02 Holdback Amount. On the Closing Date, Hightimes shall deposit or cause to be deposited with the Escrow Agent 304,500 shares of Hightimes Common Stock equal to approximately 10% of the Merger Shares to be allocated to Majority Owner (the “Majority Owner Holdback Amount”) and 130,500 shares of Hightimes Common Stock equal to approximately 10% of the Merger Shares to be allocated to Minority Owner (the “Minority Owner Holdback Amount” and together with the Majority Owner Holdback Amount, collectively, the “Holdback Amount”), in a special attorneys’ escrow account maintained by a mutually acceptable bank or trust company (the “Escrow Agent”) to be held in trust by the Escrow Agent for a period of six (6) months from the Closing Date. The Majority Owner Holdback Amount and the Minority Owner Holdback Amount shall serve as collateral to secure the indemnification obligations of the respective Owner pursuant to Article VIII. Annexed hereto as Exhibit D-1 and made a part hereof is the form of escrow agreement among Hightimes, the Majority Owner and the Escrow Agent to be executed and delivered on the Closing Date (the “Majority Owner Escrow Agreement”) and annexed hereto as Exhibit D-2 and made a part hereof is the form of escrow agreement among Hightimes, the Minority Owner and the Escrow Agent to be executed and delivered on the Closing Date (the “Minority Owner Escrow Agreement”), each subject to any changes requested by the Escrow Agent and acceptable to such Owner and Hightimes. The balance, if any, of the Majority Owner Holdback Amount and the Minority Owner Holdback Amount that is on deposit with the Escrow Agent shall be released to the respective Owner on the six month anniversary of the Closing Date (the “Holdback Period”).

ARTICLE IV

Conditions to Closing

The Closing of the transactions contemplated by this Agreement will be subject to the satisfaction of various conditions which conditions shall be satisfied (or waived by the party or Parties in whose favor such conditions exists) as of the Closing Date (the “Closing Conditions”).

Section 4.01 Conditions to Obligation of Hightimes. The obligation of Hightimes to consummate the Merger is subject to the satisfaction of the following conditions, unless otherwise waived by Hightimes:

(e) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred and shall be continuing.

(b) Representations and Warranties. The representations and warranties of the Company and the Owner in Article V shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date.

(v) Performance of Covenants. The Owners and the Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by such Owner or the Company prior to or on the Closing Date.

(w) Governmental Approvals. Hightimes shall have received written BCC Approval and all required written Governmental Approvals of any other Governmental Authority having jurisdiction over the Dispensary Licenses to the Merger, to the effective transfer of ownership of the Company Common Stock and the retention of the Company’s existing Dispensary Licenses following the Merger pursuant to this Agreement.

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(x) Financial Statements. Hightimes shall have received confirmation from its auditors that the Financial Statements are capable of being audited at Hightimes’ cost and expense in accordance with GAAP; provided that if, within forty-five (45) days following the Execution Date, Hightimes has not notified the Majority Owner and the Company whether this condition has been satisfied, such condition shall be deemed waived.

(y) Company Consents. The Majority Owner and the Company shall have delivered to Hightimes copies of the resolutions of both of the Company’s board of directors and shareholder, with such resolutions duly and validly adopting and being in full force and effect, the authorization of the execution and delivery by the Company of this Agreement and such other transaction documents to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder.

(z) Consents and Approvals. The Majority Owner shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for the consummation of the transactions contemplated herein, including but not limited to and landlord consent and all necessary government filings and approvals, and all consents and approvals of third parties.

(aa) Payment of Outstanding Indebtedness and Affiliated Obligations. The Company or the Majority Owner shall have made all necessary payments, as appropriate, on the Company’s outstanding Indebtedness (the “Payoff Amounts”). For the avoidance of doubt, to the extent that any Indebtedness of the Company shall exist as at the Closing Date, Hightimes may elect to reduce the amount of the Merger Shares (valued at $1.00 per share of Hightimes Common Stock) by such Payoff Amounts and make payment of such Payoff Amounts directly to the applicable creditor(s).

(bb) Payment of 2018 and 2019 Tax Obligations. The Company and the Majority Owner shall have made all necessary payments of federal and state Tax obligations on the earnings and profits of the Company through and including all fiscal years ended December 31, 2018 and December 31, 2019.

(cc) Closing Date Working Capital. In addition to the Estimated 2019 Tax Payment Amount, the Company shall maintain at Closing an aggregate of not less than $90,000 of working capital, consisting of total balance sheet current assets, less total balance sheet current liabilities (the “Closing Date Working Capital”), which the Parties collectively deem to be sufficient to enable the Company to operate the Company Business in the ordinary course consistent with past practices; provided, however, that in no event shall the Closing Date Working Capital be less than the amount of working capital on hand as of December 31, 2018 as set forth in the unaudited consolidated or combined balance sheet of the Company as of that date. In such connection, at the Closing Date, the value of the inventory of the Company (based on the “first in first out” or “FIFO” method of accounting) shall be not less than $80,000, calculated as of May 23, 2020.

(dd) Associate Agreements. The Company (a) shall have terminated its existing service agreement with North State Enterprises LLC (“North State”) for associate staffing and (b) will offer employment through written offer letters to all associates listed on Schedule 1 to this Agreement previously staffed to the Company through North State pursuant to the Service Agreement, in form and content reasonably satisfactory to Company and Hightimes.

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(ee) Escrow Agreements. The Company, the respective Owner and the Escrow Agent shall have delivered the signed Majority Owner Escrow Agreement and Minority Owner Escrow Agreement to Hightimes.

(ff) Equity Certificates. The Owners shall have delivered certificates evidencing their respective Company Common Stock, free and clear of all Encumbrances.

(gg) Assignment of Lease. The Company shall have delivered to Hightimes an assignment of the existing lease covering the Dispensary Location between the landlord thereof and North State (the “Lease”) to the Company, duly executed by North State and the landlord.

(hh) Closing Certificate. Hightimes shall have received a closing certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Sections 4.01(a) through (h) as they relate to the Company and the Majority Owner have been satisfied.

(ii) Company Financial Statements. Prior to the Closing, the Majority Owner shall have delivered to Hightimes the Financial Statements. In addition, the Majority Owner shall furnish to Hightimes monthly unaudited financial statements of the Company for the interim period ending March 31, 2020 (the “Unaudited Interim Financial Statements” and together with the Financial Statements, when delivered, the “Company Financial Statements”), all of which shall be in form and content satisfactory to Hightimes.

Section 4.02 Conditions to Obligations of the Owners. The obligation of each Owner and the Company to consummate the Closing is subject to the satisfaction of the following conditions, unless otherwise waived by the Majority Owner:

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(a) Merger Consideration. On the Closing Date, Hightimes shall have delivered the Merger Payment and issued the Merger Shares to Owners.

(b) Representations and Warranties. The representations and warranties of Hightimes and Merger Sub set forth in Article VI shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date.

(c) Performance of Covenants. Hightimes shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(d) Consents and Approvals. Hightimes shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for the consummation of the transactions contemplated herein, including written BCC Approval and the written required Governmental Approvals of any other Governmental Authority having jurisdiction over the Company and the Company Business to the Merger and transfer of ownership of the Company Common Stock and the addition of Hightimes as an owner of the Company on the Dispensary Licenses pursuant to this Agreement.

(f) Escrow Agreements. Hightimes and the Escrow Agent shall have delivered the signed Majority Owner Escrow Agreement and Minority Owner Escrow Agreement to the respective Owners.

(g) Assignment of Lease. Hightimes shall have delivered to the Majority Owner an assignment of the Lease, duly executed by the Company and the landlord.

(h) Closing Certificate. The Majority Owner shall have received a certificate, dated as the Closing Date and signed by a duly authorized officer of Hightimes, that each of the conditions set forth in Sections 4.02(a) through (d) have been satisfied.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AND THE MAJORITY OWNER AND MINORITY OWNER

The Company and the Majority Owner hereby jointly and severally represent and warrant to Hightimes, as follows; it being understood that such representations and warranties are made subject to the specific disclosures set forth on the Company and Majority Owner Disclosure Letter annexed hereto and made a part hereof, that each Owner is only making representations and warranties as to herself or himself and not as to the other Owner, and that neither the Company nor the Majority Owner are making the Minority Owner Representations. The Minority Owner hereby severally represents and warrants to Hightimes, solely as to the matters relating specifically to the Minority Owner set forth in Section 5.02, Section 5.04, Section 5.05, Section 5.06, and Section 5.22 below (collectively, the “Minority Owner Representations”).

Section 5.01 Organization. The Company is a corporation duly organized and validly existing under the laws of the State of California, and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Company Business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in the State of California. All corporate actions taken or to be taken by the Company in connection with this Agreement will be duly authorized on or prior to the Closing.

Section 5.02 Ownership of Company Common Stock. (a) The Majority Owner is the record and beneficial owner of 70% of the issued and outstanding shares of the Company Common Stock; (b) the Minority Owner is record and beneficial owner of 30% of the issued and outstanding shares of the Company Common Stock; and (c) such Owner owns such Company Common Stock free and clear of all Encumbrances.

Section 5.03 Capital Structure.

(a) Company Capital Stock. The authorized Capital Stock of the Company consists of: (i) 100 shares of Company Common Stock and (ii) no shares of preferred stock of the Company (the “Company Preferred Stock”). As of the date of this Agreement, (A) 100 shares of Company Common Stock were issued and outstanding; and (B) no shares of Company Common Stock were issued and held by the Company in its treasury. All of the outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(b) Stock Options and Stock Awards.

(i) As of the date hereof, there are no outstanding (A) notes, bonds, indentures, or debt securities of the Company convertible into or exchangeable for shares of Capital Stock of the Company, (B) options, warrants or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any shares of Capital Stock (or securities convertible into or exchangeable for shares of Capital Stock) of the Company or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of Capital Stock of the Company (the items in clauses (A), (B) and (C), excluding the outstanding Company Common Stock, are referred to collectively as “Company Common Stock Equivalents”).

(ii) There are no outstanding Contracts requiring the Company to repurchase, redeem or otherwise acquire any Company Common Stock or Company Common Stock Equivalents.

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(iii) Neither Owner nor the Company is a party to any voting agreement with respect to any Company Common Stock or Company Common Stock Equivalents.

Section 5.04 Subsidiaries and Related Persons. Except as set forth in Section 5.04 of the Company and Majority Owner Disclosure Letter, the Company currently has no subsidiaries and will not own any subsidiaries as at the Effective Time of the Merger. Except for North State and except as set forth in Section 5.04 of the Company and Majority Owner Disclosure Letter, neither Owner nor any Affiliate of such Owner has any ownership or equity interest in any Person that is directly or indirectly engaged in the Company Business or provides inventory or other products or services to the Company (each a “Related Person”).

Section 5.05 Power and Authority. Each of the Company and each Owner has all requisite power and authority to execute and deliver this Agreement and the Exhibits hereto (collectively, the “Transaction Documents”), to carry out its respective obligations hereunder, and to consummate the transactions contemplated hereby. The Company has obtained all necessary approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and each Owner and (assuming due authorization, execution and delivery by Hightimes) constitutes the legal, valid and binding obligation of the Company and such Owner, enforceable against them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

Section 5.06 No Conflict. The execution, delivery and performance by the Company and each Owner of this Agreement and other Transaction Documents do not conflict with, violate or result in the breach of, or create any Encumbrance (other than a Permitted Encumbrance) on the Company Common Stock or any of the assets of the Company pursuant to any Contract, instrument, order, judgment, decree, Law or governmental regulation to which the Company or such Owner is a party or is subject or by which the Company, such Owner or the assets are bound, where such conflict, violation, breach or creation of an Encumbrance would have a Company Material Adverse Effect.

Section 5.07 No Consents or Approvals. Except as set forth in Section 5.07 of the Company and Majority Owner Disclosure Letter, no Governmental Approval, administrative or third-party consents or approvals are required to be obtained by the Company in connection with the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.08 No Actions. Except as set forth in Section 5.08 of the Company and Majority Owner Disclosure Letter, there are no actions, suits, claims, investigations or other Legal Proceedings pending or, to the Knowledge of the Majority Owner, currently threatened against the Company or the assets, including Legal Proceedings that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the other Transaction Documents, which if determined adversely to the Company, would result in a Company Material Adverse Effect.

Section 5.09 Compliance with Laws; Permits. Except as set forth in Section 5.09 of the Company and Majority Owner Disclosure Letter, each of the Company and the Majority Owner has complied, and is now complying, with all Laws applicable to the conduct of the Company Business as currently conducted or the ownership and use of the assets, except for such noncompliance as would not, individually or in the aggregate, have a Company Material Adverse Effect. All Dispensary Licenses required for the Company to conduct the Company Business as currently conducted or for the ownership and use of the assets have been obtained by the Company and are valid and in full force and effect. Specifically, the Company has passed each inspection by the BCC, if any, at the Dispensary Location with respect to its record keeping of each item of inventory purchased, sold and retained at such Dispensary Location, and the Company has not been cited for any violations and is not subject to any fines or penalties imposed by the BCC or any other Governmental Authority.

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Section 5.10 Liabilities. The Company has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise relating solely to the Company Business (collectively, “Liabilities”), except (i) obligations arising under this Agreement, (ii) those Liabilities which are described, reflected or reserved against in the Financial Statements, and (iii) those Liabilities that have arisen after the dates of the Financial Statements in the ordinary course of business, and that are not, individually or in the aggregate, material in amount.

Section 5.11 Contracts. The Majority Owner and the Company have provided Hightimes with true and complete copies of all Contracts, all of which are listed on Section 5.11 to the Company and Majority Owner Disclosure Letter annexed hereto. All Contracts are in full force and effect and are enforceable in accordance with their respective terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. The Company is not in breach of or in default under any such Contracts, nor has any event occurred that, upon notice or the lapse of time, or both, would constitute such a breach or default, except for such breaches, defaults or occurrences of events that would not have a Company Material Adverse Effect. Neither the Majority Owner nor the Company has received any written notice, and has no Knowledge, that any of the other parties under any Contracts has ceased, or intends to cease after the Closing, to do business with the Company.

Section 5.12 Intellectual Property. Section 5.12 to the Company and Majority Owner Disclosure Letter annexed hereto identifies each patent or registration which has been issued to the Company with respect to any registered Intellectual Property relating to the Company Business. Except as would not have a Company Material Adverse Effect, with respect to each item of Intellectual Property: (i) the Company possesses all right, title, and interest in and to the item, free and clear of any Encumbrance (other than a Permitted Encumbrance); and (ii) no Legal Proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Majority Owner, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

Section 5.13 Title to Assets. Except as expressly set forth on Section 5.13 to the Company and Majority Owner Disclosure Letter, the Company or its Affiliate has good and marketable title, or a valid leasehold interest, to all of its assets reflected in the Financial Statements or acquired after the dates thereof, other than those sold or otherwise disposed of in the ordinary course of business since the dates of the Financial Statements, and owns or leases such assets free and clear of all Encumbrances (other than Permitted Encumbrances).

Section 5.14 Inventory. Section 5.14 to the Company and Majority Owner Disclosure Letter is a list of all cannabis, cannabis oils, edibles, and cannabis related accessories located at the Company’s Dispensary Location as at the end of the month immediately preceding the date of this Agreement.

Section 5.15 Personal Property. All equipment, fixtures and other items of personal property included in the assets are in good operating condition, reasonable wear and tear excepted, and are adequate for the uses to which they are presently being put.

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Section 5.16 Taxes. Except as set forth in Section 5.16 of the Company and Majority Owner Disclosure Letter: (i) all Tax Returns with respect to the Company Business required to be filed by the Company for any Pre-Closing Tax Period have been, or will be, timely filed; (ii) such Tax Returns are, or will be, true, complete and correct in all respects; (iii) all Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid; and (iv) the Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other third party.

Section 5.17 Financial Statements. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company Business as of the respective dates they were prepared and the results of the operations of the Company Business for the periods indicated.

Section 5.18 Employees and Compensation. The Company does not have any employees. A list of North States’ associates which render services to the Company pursuant to the Service Agreement has been provided to Hightimes.

Section 5.19 Related Party Transactions. Except as set forth in Section 5.19 of the Company and Majority Owner Disclosure Letter, neither the Majority Owner nor any executive officer or director of the Company or any Person owning 5% or more of the shares of Company Common Stock (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its respective assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 5.20 Real Property Matters.

(a) Owned Real Estate. The Company has does not own any real property.

(b) Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its Affiliate has a valid and subsisting leasehold estate (a “Lease”) in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Encumbrances (other than Permitted Encumbrances). Section 5.20(b) of the Company and Majority Owner Disclosure Letter contains a complete and correct list, as of the date hereof, of the leases of real property at which the Dispensary Location does business (the “Leased Real Estate”) including with respect to such Lease the date of such Lease and any material amendments thereto. The Company has delivered or otherwise made available to Hightimes true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company leases, subleases or licenses, as tenant, any Leased Real Estate.

Section 5.21 Brokers. Except as set forth on Section 5.21 to the Company and Majority Owner Disclosure Letter, no fee or other compensation is or will be due and owing to any broker, finder, underwriter, placement agent or similar person in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Majority Owner.

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Section 5.22 Hightimes Common Stock. Each Owner, by his or her execution of this Agreement, hereby expressly represents and warrants on his or her own behalf and not on behalf of the other Owner that:

(a) the shares of Hightimes Common Stock are or shall be restricted securities and have not been registered for resale under the Securities Act, and may not be sold, transferred, hypothecated or assigned by such Owner in the absence on a registration statement covering Hightimes Common Stock that has been declared effective by the SEC or the availability of an application exemption from the registration requirements of the Securities Act;

(f) such Owner is acquiring Hightimes Common Stock for investment only and not with a view toward the immediate resale or distribution thereof;

(g) such Owner or his or her legal and financial representatives have reviewed the reports filed by Hightimes with the U.S. Securities and Exchange Commission (the “SEC Reports”) and understand the risks of his or her investment in Hightimes Common Stock; and

(h) such Owner is an “accredited investor” (as that term is defined in Rule 501 under the Securities Act), has no immediate need for liquidity in his or her investment in Hightimes Common Stock, and can afford a loss of his or her investment.

Section 5.23 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Company and Majority Owner Disclosure Letter), none of either Owner, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of such Owner or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Hightimes (including any information, documents or material, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF HIGHTIMES AND MERGER SUB

Hightimes and Merger Sub hereby represent and warrant to the Owners as follows, it being understood that such representations and warranties are made subject to the specific disclosures set forth on the Hightimes Disclosure Letter annexed hereto and made a part hereof:

Section 6.01 Organization, Good Standing and Qualification. Hightimes is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Hightimes has full power and authority to own and use its properties and its assets and conduct Hightimes Business as currently conducted, including, without limitation, the business operated by Trans-High Corporation and other direct and indirect wholly-owned subsidiaries of Hightimes. Hightimes is not in violation of any of the provisions of its Charter Documents. Hightimes is duly qualified to conduct Hightimes Business and is in good standing as a foreign corporation in California; the only state in which the nature of the business conducted or property owned by it makes such qualification necessary. Merger Sub is a newly formed corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub has full power and authority to own and use its properties and its assets. Merger Sub has been formed solely for the purpose of effectuating the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is not in violation of any of the provisions of its Charter Documents. Merger Sub has no assets or liabilities of whatever kind or nature or any obligations other than as provided for in this Agreement.

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Section 6.02 Capitalization and Ownership of Hightimes As at the date of this Agreement, Hightimes is authorized to issue an aggregate of 110,000,000 shares of its Capital Stock, $0.0001 par value per share, of which (i) 100,000,000 shares are designated as Hightimes Common Stock, and (ii) 10,000,000 shares are designated as preferred stock (the “Preferred Stock”), which may be issued in one or more series containing such rights, preferences and privileges as the board of directors of Hightimes may, from time to time, designate. Prior to the Closing Date the authorized number of shares of Hightimes Common Stock shall have been increased to 1,000,000,000 shares of Class A Common Stock. As of December 31, 2019, an aggregate of 24,854,396 shares of Hightimes Common Stock were issued and outstanding and as at May 15, 2020, an aggregate of 25,294,398 shares of Hightimes Common Stock were issued and outstanding. The fully-diluted Hightimes Common Stock after giving effect to the conversion or exercise of all Common Stock Equivalents as at December 31, 2019 and May 15, 2020, are 33,678,978 and 35,421,978 shares of Hightimes Common Stock, respectively. The shares of Hightimes Common Stock owned by its officers, directors and holders of 5% or more of the outstanding Hightimes Common Stock are reflected in Hightimes SEC Reports. The Merger Shares, if and when issued to the Owner in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances (other than those arising under federal or state securities laws). The issue of the Merger Shares will not result in a right of any holder of any securities of Hightimes to adjust the exercise, exchange or reset the price under such securities or give rise to any preemptive rights, rights of first refusal or other similar rights. Hightimes has made available to the Owner true and complete copies of its Charter Documents, as in effect on the date hereof. Except as set forth in Section 6.02 of the Hightimes Disclosure Letter, Hightimes currently has no subsidiaries and will not own any subsidiaries as at the Effective Time of the Merger. Merger Sub is authorized to issue an aggregate of 1,000 shares of its common stock, no par value per share. As of the date of this Agreement, all shares of the common stock of Merger Sub are issued and outstanding and are owned directly by Hightimes. Except for the common stock of Merger Sub, there are no Capital Stock or Common Stock Equivalents of Merger Sub.

Section 6.03 Authorization; Enforceability. Hightimes and Merger Sub have all corporate right, power and authority to enter into, execute and deliver this Agreement and the Exhibits hereto and each other agreement, document, instrument and certificate to be executed by Hightimes in connection with the consummation of the transactions contemplated hereby and to perform fully its obligations hereunder and thereunder. All corporate action on the part of Hightimes and Merger Sub necessary for the authorization, execution, delivery and performance of this Agreement by Hightimes and Merger Sub has been taken. This Agreement has been duly executed and delivered by Hightimes and Merger Sub and (assuming due authorization, execution and delivery by the Owners and Company) constitutes a legal, valid and binding obligation of Hightimes and Merger Sub, enforceable against it in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

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Section 6.04 No Conflict; Governmental and Other Consents.

(a) The execution, delivery and performance by Hightimes of this Agreement and other Transaction Documents, the issuance of the Merger Consideration and the consummation of the other transactions contemplated hereby or thereby do not and will not (i) result in the violation of any Law by which Hightimes is bound, (ii) conflict with or violate any provision of the Charter Documents of Hightimes, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default or give to others any rights of termination, amendment, acceleration or cancellation (with or without due notice, lapse of time or both) under any Contract to which Hightimes is a party or by which it is bound or to which its properties or assets are subject, except for any breach, violation or default that would not constitute a Hightimes Material Adverse Effect. The execution, delivery and performance by Merger Sub of this Agreement and other Transaction Documents and the consummation of the other transactions contemplated hereby or thereby do not and will not (i) result in the violation of any Law by which Merger Sub is bound, (ii) conflict with or violate any provision of the Charter Documents of Merger Sub, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default or give to others any rights of termination, amendment, acceleration or cancellation (with or without due notice, lapse of time or both) under any Contract to which Merger Sub is a party or by which it is bound or to which its properties or assets are subject.

(b) No approval by the stockholders of Hightimes or Merger Sub is required to be obtained by Hightimes or Merger Sub in connection with the authorization, execution, delivery and performance of this Agreement or in connection with the authorization, delivery and issuance of the Merger Consideration, except as has been previously obtained.

(c) Except for (i) obtaining the BCC Approval and any other consents of Governmental Authorities, and (ii) obtaining the consent of ExWorks, no consent, approval, authorization or other order of any Governmental Authority or any other Person is required to be obtained by Hightimes or Merger Sub in connection with the authorization, execution, delivery and performance of this Agreement or in connection with the authorization, delivery, and issuance of the Merger Consideration.

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Section 6.05 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. Hightimes has timely filed with or furnished to, as applicable, the SEC all Form 1-A offering statements, offering circulars, offering circular supplements, Form 1-K annual report, Form 1-SA semi-annual report, Form 1-U current reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2018 (collectively, the “Hightimes SEC Documents”). Hightimes has made available to the Owners all such Hightimes SEC Documents that it has so filed or furnished prior to the date hereof. As of the respective filing dates of the Hightimes SEC Documents (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) (the “Filing Dates”) and as of the Execution Date, each of the Hightimes SEC Documents complied and comply as to form in all material respects with the applicable requirements of the Securities Act, and the rules and regulations of the SEC thereunder applicable to such Hightimes SEC Documents. As of Filing Dates and as of the Execution Date, none of Hightimes SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained or contain any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as otherwise disclosed to counsel to the Company and the Owners, to Hightimes’ Knowledge, none of the Hightimes SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Hightimes SEC Documents. None of Hightimes’ direct or indirect subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

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(b) Financial Statements. As of the Filing Dates and as of the Execution Date, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Hightimes SEC Documents: (i) complied and comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared and are prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Semi Annual Reports on Form 1S-A); and (iii) fairly presented and present in all material respects the consolidated financial position of Hightimes and its consolidated subsidiaries at the respective dates thereof and the consolidated results of Hightimes’ operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Undisclosed Liabilities. The audited balance sheet of Hightimes dated as of December 31, 2019 to be filed with the Hightimes Form 1-K Annual Report on or before June 12, 2020 and to be contained in Hightimes SEC Documents filed is hereinafter referred to as the “Hightimes Balance Sheet.” Neither Hightimes nor any of its subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on Hightimes Balance Sheet (including in the notes thereto), (ii) were incurred since the date of Hightimes Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, a Hightimes Material Adverse Effect.

(d) Hightimes Indebtedness. Section 6.02(d) to the Hightimes Disclosure Letter list all Indebtedness of Hightimes as at the Execution Date, including the holder of such Indebtedness and the amount thereof (the “Hightimes Indebtedness”). Except as set forth on Section 6.02(d) of the Hightimes Disclosure Letter, no default or event of default exists with respect to such Hightimes Indebtedness and no holder of such Hightimes Indebtedness has declared a default thereunder or accelerated such Hightimes Indebtedness.

(e) Off-balance Sheet Arrangements. Neither Hightimes nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Hightimes and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Hightimes or any of its subsidiaries in Hightimes’ or such subsidiary’s published financial statements or other Hightimes SEC Documents.

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Section 6.06 Litigation. Except as set forth on Section 6.06 of the Hightimes Disclosure Letter, there are no actions, suits, claims, investigations or other Legal Proceedings pending or, to the Knowledge of Hightimes, currently threatened against Hightimes, which would reasonably be likely to result in a Hightimes Material Adverse Effect. Hightimes is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority which would reasonably be likely to result in a Hightimes Material Adverse Effect.

Section 6.07 Investment Company. Hightimes is not, and will not be, an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

Section 6.08 Brokers. Except for a consulting fee payable on the Closing Date of the Merger to Greenvision LLC equal to 507,500 shares of Hightimes Common Stock and $17,500 in cash, neither Hightimes nor any of its officers, directors, employees or stockholders has employed or engaged any broker or finder in connection with the transactions contemplated by this Agreement and no fee or other compensation is or will be due and owing to any broker, finder, underwriter, placement agent or similar person in connection with the transactions contemplated by this Agreement.

Section 6.09 Sufficiency of Funds. Hightimes will have as of the Closing and any such other applicable time that Hightimes is required to make payments pursuant to this Agreement sufficient funding to consummate the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection herewith.

Section 6.10 Investment Purpose. Hightimes is acquiring the Company Common Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Hightimes acknowledges that the Company Common Stock is not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Company Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Hightimes is able to bear the economic risk of holding the Company Common Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 6.11 Independent Investigation. Hightimes has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Hightimes acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Hightimes has relied solely upon its own investigation and the express representations and warranties of Owners and the Company set forth in Article V of this Agreement (including the related portions of the Company and Majority Owner Disclosure Letter); and (b) none of either Owner, the Company or any other Person has made any representation or warranty as to such Owner, the Company or this Agreement, except as expressly set forth in Article V of this Agreement (including the related portions of the Company and Majority Owner Disclosure Letter).

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ARTICLE VII

CERTAIN ADDITIONAL COVENANTS OF THE PARTIES

Section 7.01 Access to Information. From the date hereof until the Closing Date, the Company and the Majority Owner shall (i) afford Hightimes and its Representatives (as defined below) reasonable access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company Business; (ii) furnish Hightimes and its Representatives with such financial, operating and other data and information related to the Company Business as Hightimes or any of their Representatives may reasonably request; and (iii) instruct its Representatives to cooperate with Hightimes and its Representatives in their investigation of the Company Business and the assets; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company, in such a manner as not to interfere with the conduct of the Company Business. All requests by Hightimes for access pursuant to this Section 7.01 shall be submitted or directed exclusively to the Majority Owner or such other individuals as the Majority Owner may designate in writing from time to time. Notwithstanding anything to the contrary in this Section 7.01, neither Owner nor the Company shall be required to disclose any information to Hightimes if such disclosure would, in such Owner’s sole discretion: (x) cause significant competitive harm to either Owner, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Majority Owner, which may be withheld for any reason, Hightimes shall not contact any suppliers to, or customers of, the Company. Hightimes shall, and shall cause its Representatives to, abide by the confidentiality obligations of this Agreement with respect to any access or information provided pursuant to this Section 7.01.

Section 7.02 Unaudited Interim Financial Statements. On or immediately following execution of this Agreement, the Majority Owner and the Company shall fully cooperate with Hightimes to enable Hightimes to obtain the Unaudited Interim Financial Statements.

Section 7.03 Non-Solicitation. Each Owner agrees that for a period of thirty-six (36) months following the Closing Date, neither such Owner or any of his or her Affiliates shall:

(a) solicit individuals who are presently employees of the Company to be employees of any other business, other than through general advertising not specifically targeted toward any Person known by such Owner to be an employee of the Company;

(b) directly or indirectly induce or attempt to induce any employee of the Company to leave his or her employment, or in any way interfere with the relationship between the Company and any employee thereof (other than through general advertising not specifically targeted toward any Person known by the Company to be an employee of Company); or

(c) induce or attempt to induce any client, customer, supplier, licensee or other Person having a business relationship with the Company to cease doing business with, or modify its business relationship with, the Company, or in any way interfere with or hinder the relationship between any such client, customer, supplier, licensee or business relation and the Company.

Section 7.04 Non-Competition. As further consideration for the issuance of the Merger Consideration, each Owner hereby agrees that for a period ending thirty-six (36) months following the Closing Date (the “Restricted Period”), neither Owner shall engage in a Competing Activity (as defined below). Notwithstanding the foregoing, each Owner may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Owner is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person. The provisions of this Section 7.04 shall not apply to participation in (i) any non-profit boards and committees; or (ii) any industry associations in which one or more of the members are engaged in a Competing Activity. For purposes of this Section, the term “Competing Activity” shall mean direct ownership or operation of a business engaged in retail sales of cannabis and cannabis-related consumer packaged goods in the State of California.

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Section 7.05 Injunctive Relief. Each Owner agrees that a violation or threatened violation of any of the provisions of Section 7.03 or Section 7.04 shall cause immediate and irreparable harm to the Company and that the damage to the Company will be difficult or impossible to calculate with precision. Therefore, in the event the Company or any Company Affiliate violates the provisions of Section 7.03 or Section 7.04, an injunction restraining the Company or any Company Affiliate from such violation may be obtained by any one or more members of the Company in addition to any other relief then available to the aggrieved party or parties. If, at the time of enforcement of any provision of Section 7.03 or Section 7.04, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restrictions and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and other restrictions permitted by Law; provided, however, that the substituted period shall not exceed the period contemplated by this Agreement.

Section 7.06 Conduct of the Business. Between the Execution Date and the Closing Date, the Company and the Majority Owner hereby covenant and agree:

(a) to conduct the Company Business only in the ordinary course of business as previously conducted (provided that any changes to the Company Business resulting from the departure of any employees prior to the Closing Date shall not be deemed to be a violation of this provision);

(b) not to accelerate the collection of any accounts receivable or defer the payment of accounts payable, other than in the ordinary course of Company Business consistent with past practice;

(c) unless approved in writing in advance by Hightimes, not to terminate, amend or modify any existing Contract or enter into any new Contract binding upon the Company Business, other than Contracts entered into in the ordinary course of the Company Business consistent with past practice;

(d) not to sell, transfer, assign or subject to any Encumbrance to any of the Company’s assets (other than a Permitted Encumbrance), other than sales of inventory in the ordinary course of the Company Business consistent with past practice; and

(e) not to incur any Indebtedness not in the ordinary course of the Company Business consistent with past practice.

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Section 7.07 Tax Matters.

(i) Filing of Pre-Closing Tax Returns. The Majority Owner shall cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Company required to be filed on or after the Closing Date for the Pre-Closing Tax Period (“Owner Prepared Returns”). All Owner Prepared Returns shall be prepared on a basis consistent with past practice except to the extent Majority Owner determines is otherwise required by Law and Majority Owner shall deliver a copy of all such Tax Returns to Hightimes, together with all supporting documentation and workpapers, no later than 30 days before their respective due dates (with extension) (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period) for Hightimes’ review and approval, which shall not be unreasonably withheld, delayed, or conditioned. Hightimes will (and will cause the Surviving Corporation to) cooperate with Majority Owner to enable Majority Owner to prepare and file all Tax Returns for the Pre-Closing Tax Period. Such cooperation may include providing access to books and records and accounting staff. For the avoidance of doubt, the Surviving Corporation will be responsible for filing the Owner Prepared Returns on behalf of the Majority Owner.

(j) Filing of Straddle Period Tax Returns. Hightimes shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Surviving Corporation required to be filed after the Closing Date for the Straddle Period (“Hightimes Prepared Returns”). All Hightimes Prepared Returns shall be prepared on a basis consistent with past practice except to the extent that Hightimes determines, in its reasonable discretion, that a position taken under past practice is not a “more likely than not” correct position. Hightimes shall deliver a copy of all Tax Returns that include a Pre-Closing Tax Period to the Majority Owner, together with all supporting documentation and workpapers, no later than 30 days before their respective due dates (with extension) (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period) for the Majority Owner’s review and approval, which shall not be unreasonably withheld, delayed, or conditioned. Without the prior written consent of the Majority Owner (which consent shall not be unreasonably withheld, delayed, or conditioned), Hightimes shall not, and shall not cause or permit the Surviving Corporation to take any of the following actions, (i) amend any Tax Returns of the Company that include a Pre-Closing Tax Period, (ii) file any Tax Returns of the Company that includes a Pre-Closing Tax Period in any jurisdiction if the Company did not file a comparable Tax Return involving similar Tax items in such jurisdiction in the immediately preceding Tax period, unless required by a Governmental Authority on an audit or other Tax examination, (iii) make or change any Tax election or accounting methods with respect to a Pre-Closing Tax Period of the Company, or (iv) initiate any discussion or enter into any voluntary disclosure program (or similar program or agreement) with a Governmental Authority regarding any Tax (whether asserted or unasserted) or Tax Return with respect to the Company relating to a Pre-Closing Tax Period or Straddle Period, in each case if such action could affect the Taxes of the Owners or result in any indemnity claim against the Majority Owner under this Agreement.

(k) Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the Straddle Period ending on the Closing Date shall be, in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company ended with (and included) the Closing Date; and in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

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(l) Cooperation. Hightimes and the Owners shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Hightimes, the Owners (to the extent in possession of books and records) and the Surviving Corporation agree to retain all books and records with respect to Tax matters pertinent to the Surviving Corporation relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods.

(m) Tax Proceedings. If Hightimes or the Surviving Corporation receives notice of a Tax audit, litigation or other proceeding with respect to any Tax Return for a Pre-Closing Tax Period, then within ten (10) days after receipt of such notice, Hightimes shall notify the Majority Owner of such notice. Hightimes will have the right to control the conduct of any Tax audit, litigation or other proceeding relating to the Surviving Corporation. Hightimes shall, however, keep the Majority Owner informed of all developments on a timely basis, shall provide to the Majority Owner copies of any and all correspondence received from the Governmental Authority related to such Tax audit, litigation or other proceeding and shall provide the Majority Owner with the opportunity to attend conferences with the Governmental Authority and to review and provide comments with respect to written responses provided to the Governmental Authority. The Majority Owner shall bear its own costs for participating in such Tax audit, litigation or other proceeding, but no other costs. If any of the issues raised in such Tax audit, litigation or other proceeding could reasonably be expected to result in a claim for indemnification under Article VIII of this Agreement, then Hightimes shall not settle any such Tax audit, litigation or other proceeding with respect to such issues without the Majority Owner’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(n) Transfer Taxes. Hightimes and the Owners shall each be responsible for 50% of the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes, if any, resulting from the transactions contemplated by this Agreement or any other Transaction Document (the “Transfer Taxes”). The person(s) required by Law will file or cause to be filed in a timely manner all necessary documents (including all Tax Returns) with respect to all such Transfer Taxes.

(o) Tax Treatment of Merger. The Parties shall use their respective best efforts to cause the transactions contemplated by this Agreement to qualify, and agree not to, and not to permit or cause any affiliate to take any actions or cause any action to be taken which would reasonably be expected to prevent such transactions from qualifying, as a “reorganization” under Section 368(a) of the Code.

(p) Plan of Reorganization. This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations. The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the transactions contemplated by this Agreement as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

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Section 7.08 Tradability of Hightimes Common Stock. After issuance of shares of Hightimes Common Stock to the Owners, each of the Owners’ respective shares of Hightimes Common Stock shall be subject to a contractual lock-up agreement in form of the lock-up agreement attached hereto as Exhibit E (the “Lock-up Agreement”) for a period that is no longer than one hundred eighty (180) calendar days following the date that shares of Hightimes Common Stock shall commencing trading on a National Securities Market (the “Lock-up Period”), after which time the Hightimes Common Stock (a) shall be freely tradable without volume or other restrictions, subject to compliance by Hightimes with applicable securities Laws, and (b) may be publicly sold to the extent of 20% of the Hightimes Common Stock every six (6) months thereafter.

Section 7.09 Rule 144. With a view to making available to the Owners the benefits of both Rule 144 (“Rule 144”) promulgated by the SEC under the Securities Act and any other rule or regulation of the SEC that may at any time permit the Owners to sell the Hightimes Common Stock to the public without registration, Hightimes shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in Rule 144, at all times after the Liquidity Event;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Hightimes, if applicable, under the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(c) furnish to each Owner, upon request and for so long as such Owner owns any Common Stock, (i) a written statement by Hightimes that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act; and (ii) customary legal opinions and any such other information as may be reasonably requested by such Owner in availing such Owner of the benefits of Rule 144 or any other rule or regulation of the SEC that permits the selling of any such securities without registration.

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Section 7.10 Further Assurances. Following the Closing, each of the Parties shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 7.11 Supplement to Company and Majority Owner Disclosure Letter. From time to time prior to the Closing, the Majority Owner shall have the right (but not the obligation) to supplement or amend the Company and Majority Owner Disclosure Letter with respect to any matter hereafter arising or of which she becomes aware after the date hereof (each, a “Letter Supplement”). Any disclosure in any such Letter Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification rights contained in this Agreement or of determining whether or not the conditions set forth in Section 4.01 have been satisfied; provided, however, that if Hightimes has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Letter Supplement, then Hightimes shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.01 with respect to such matter.

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Indemnification. Subject to the other terms and conditions of this Agreement, the Owners, on the one hand, and Hightimes, on the other hand (each, an “Indemnifying Party”), agree to indemnify, defend and hold harmless the other Party or Parties and its directors, officers, agents and employees (each, an “Indemnified Person”) from and against any actual out-of-pocket losses, damages, liabilities, costs, expenses or damages, including reasonable attorneys’ fees (collectively, “Losses”) related to, and to reimburse each Indemnified Person for all Losses incurred arising out of or relating to, an Indemnifying Party’s (i) breach of a representation and warranty contained in this Agreement, (ii) willful misconduct in performing or failing to perform such Indemnifying Party’s obligations under this Agreement, or (iii) breach of this Agreement.

Section 8.02 Limitations on Liability.

(a) An Indemnifying Party shall only be obligated to indemnify any Indemnified Persons under Section 8.01 above for (i) Losses that equal or exceed $150,000 (the “Deductible”) in the aggregate and after which time an Indemnified Person shall be indemnified for Losses in excess of the Deductible and (ii) any individual or series of related Losses that equal or exceed $150,000, which Losses shall be counted towards the Deductible (for the avoidance of doubt, Losses associated with any claim for which indemnification is unavailable hereunder solely by reason of the limitation described in the foregoing clause (ii) will not be counted towards determining if the Deductible has been reached).

(b) The aggregate amount of all Losses for which the Majority Owner shall be liable pursuant to Section 8.01 above shall not exceed $472,500 in the aggregate (the “Majority Owner Indemnity Cap”), provided, that, if the Losses are based on Section 5.02, Section 5.03, or intentional fraud, the Majority Owner Indemnity Cap shall be increased to as much as the total amount of the Merger Consideration received by the Majority Owner.

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(c) Notwithstanding anything to the contrary in this Article VIII, the indemnification obligations of the Minority Owner shall be limited to Losses based on the Minority Owner Representations, and the aggregate amount of all Losses for which the Minority Owner shall be liable pursuant to Section 8.01 above shall not exceed $202,500 in the aggregate (the “Minority Owner Indemnity Cap”), provided, that, if the Losses are based on Section 5.02, Section 5.03, or intentional fraud, the Minority Owner Indemnity Cap shall be increased to as much as the total amount of the Merger Consideration received by the Minority Owner.

(d) EXCEPT FOR THIRD-PARTY CLAIMS UNDER ANY INDEMNITY PROVISION HEREIN, ABSENT FRAUD, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(e) Notwithstanding anything to the contrary in this Agreement, Owners shall not be liable pursuant to Section 8.01 above for any Taxes assessed by any Governmental Authority by reason of adjustments to the Company’s cost of goods sold or inventories or the disallowance of any costs or expenses under Section 280E of the Code, nor for Losses incurred in any Tax audit, litigation or other proceeding resulting in any such assessment.

(f) Notwithstanding anything to the contrary in this Article VIII, and except for any acts or omissions by an Owner that constitutes fraud, violation of Law or willful misconduct or failure to pay Taxes required to be paid by the Company or the Owner, in the event an Owner becomes obligated to indemnify any Indemnified Persons for Losses, such Owner shall pay all or a portion of the amount of such Losses by surrendering in the following order, (i) up to the Majority Owner Holdback Amount or the Minority Owner Holdback Amount, as applicable, (A) that amount of the Hightimes Common Stock received by such Owner, which shall be valued at $1.00 per share, equal to such Losses, if a Merger Event has not occurred, or (B) that amount of Merger Event Common Stock received by such Owner, which shall be valued at the average closing prices of Hightimes for the five (5) trading days preceding the date on which such Merger Event Common Stock was surrendered, equal to such Losses, if a Merger Event has occurred, and (ii) the applicable balance of the Merger Shares received by such Owner, up to the amount of such Losses, subject, however, to the Majority Owner Indemnity Cap or the Minority Owner Indemnity Cap, as applicable (each applicable amount, a “Recourse Amount”). The source of recovery for Losses of Hightimes and its Indemnified Persons pursuant to Section 8.01 above against the Majority Owner or the Minority Owner shall be recourse against the Majority Owner Holdback Amount or the Minority Owner Holdback Amount, as applicable; provided that to the extent the Recourse Amount exceeds the amount available in the Majority Owner Holdback Amount or the Minority Owner Holdback Amount, as applicable, or if the Majority Owner Holdback Amount or the Minority Owner Holdback Amount, as applicable, has been released to such Owner after the six-month Holdback Period, or to the extent that any acts or omissions by such Owner constitute intentional fraud, such source of recovery shall be the Merger Shares received by such Owner up to the extent of the Recourse Amount.

(g) Any Losses for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement, or being indemnifiable pursuant to more than one clause of Section 8.01 above.

(h) The Owners shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Company and the Majority Owner or the Minority Owner Representations contained in this Agreement if Hightimes had knowledge of such inaccuracy or breach prior to the Closing.

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(i) Payments by an Indemnifying Party pursuant to Section 8.01 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Person.

Section 8.03 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Person receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Party or its Indemnified Persons (a “Third-Party Claim”) against such Indemnified Person with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Person shall give the Indemnifying Party prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Person, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Person shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.03(b) below, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Person. The Indemnified Person shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Person in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Person may, subject to Section 8.03(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Owners and Hightimes shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 10.1 and Section 10.3) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.03(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Person and provides, in customary form, for the unconditional release of each Indemnified Person from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Person. If the Indemnified Person fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Person may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Person fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Person has assumed the defense pursuant to Section 8.03(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c) Direct Claims. Any claim by an Indemnified Person on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Person giving the Indemnifying Party prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Person shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Person shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to its premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Indemnified Persons may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Person shall be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement.

Section 8.04 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment first to the Merger Payment and second to the Merger Shares for the Company’s assets for Tax purposes, unless otherwise required by applicable Law.

Section 8.05 Survival. Each of the representations and warranties made by the Parties herein shall survive the Closing and remain in full force and effect for a period of twelve (12) months thereafter; provided, that, representations and warranties relating to Section 5.02, Section 5.03 and Section 5.16 shall survive for the period of the applicable statute of limitations. None of the covenants, conditions or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

Section 8.06 Exclusive Remedies. Subject to Section 10.14, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Indemnified Persons arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.06 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of intentional fraud by any Party.

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ARTICLE IX

TERMINATION

Section 9.01 Termination Events. This Agreement may be terminated at any time prior to the Closing Date, unless waived by the Party who has the right to affect such termination:

(j) by the mutual written consent of the Parties;

(ii) by Hightimes, if a Company Material Adverse Event shall have occurred and be continuing;

(iii) by the Majority Owner, if a Hightimes Material Adverse Event shall have occurred and be continuing;

(iv) by either Hightimes or the Majority Owner, in the event of a Legal Proceeding instituted by a third Person seeking to restrain the consummation of the transactions contemplated by this Agreement;

(v) by either Hightimes or the Majority Owner, in the event that the BCC Approval and all other required Governmental Approvals are not obtained by the Outside Closing Date; provided, that neither the Majority Owner nor Hightimes shall have the right to terminate this Agreement if such Party has not diligently pursued and used their best efforts to obtain such BCC Approval and other Governmental Approvals; or

(vi) by either the Majority Owner, on the one hand, or Hightimes, on the other hand, if a material breach of any provision of this Agreement has been committed by the other Party and such breach (if capable of cure) has not been or cannot be cured by within 30 days of notice of such breach.

Section 9.02 Effect of Termination. Upon termination, all further obligations of the Parties under this Agreement shall terminate without liability of any Party to the other Parties to this Agreement, except that no such termination shall relieve any Party from liability for any fraud or willful breach of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Confidentiality. None of the Parties (each, a “Receiving Party”), along with its respective directors, officers, employees, agents, advisors, subcontractors, independent contractors, subsidiaries, and Affiliates (collectively, its “Representatives”) shall, during the term hereof and for a period of two (2) years thereafter, without the other Parties’ (each, a “Disclosing Party”) prior written approval, in each instance not to be unreasonably withheld, disclose or otherwise make available to any other Person (whether acquired on the Closing Date or during the continuance of this Agreement) any information relating to the Disclosing Party’s business plans, products, advertising, innovations, fees, advertising or product concepts, customers, technology, computer software, computer systems, marketing methods, sales margins, cost of goods, cost of materials, capital structure, operating results, or other business affairs, or any other proprietary or confidential information of the Disclosing Party (collectively, “Confidential Information”). The foregoing shall not apply to Confidential Information which: (i) is or becomes known to the general public (other than as a result of the disclosure, directly or indirectly, by the Receiving Party or its Representative); (ii) was or is made available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any Affiliate, provided that such source is not, and was not, to the Receiving Party’s actual knowledge, bound by a confidentiality agreement with the Disclosing Party or any Affiliate or otherwise prohibited from transmitting such information by contract, legal or fiduciary obligation to the Disclosing Party, any Affiliate, or any third party; or (iii) is required to be disclosed by Law, provided the Receiving Party gives the Disclosing Party notice and an opportunity to seek an appropriate protective order at its own expense. It is understood that the information required to be held in confidence as herein provided may be disclosed by the Receiving Party only to its Representatives who need to know such Confidential Information for the purposes of fulfilling its obligations hereunder. Such Representatives, prior to any such disclosure, shall be informed of the confidential nature of such Confidential Information and shall agree in writing to be bound by the terms hereof. The confidentiality provisions set forth herein shall also apply separately to such Party’s Representatives, and such Party shall be responsible for informing any such Representatives of any confidential and proprietary information included in any work subcontracted for hereunder. Each Party shall have such Person agree to be bound by confidentiality terms no less stringent than those set forth herein.

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Section 10.2 Entire Agreement. This Agreement (including the schedules and exhibits constituting a part of this Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to the subject matter hereof.

Section 10.3 Information. Subject to applicable Law and privileges, each Party covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, county and local Laws, including, but not limited to, securities Laws and regulations. Except as disclosed to Hightimes by the Company or the Owners in the negotiation of the transactions, all communications involving attorney-client confidences between the Company, including the Company Board, officers, employees and its Representatives in the course of the negotiation, documentation and consummation of this Agreement and the transactions hereby shall be deemed to be attorney-client communications that belong solely to such Owner, not the Surviving Corporation. Accordingly, neither Hightimes nor the Surviving Corporation shall have access to any such communications, or to the files of Manatt, Phelps & Phillips LLP (“Company Law Firm”) relating to its engagement, whether or not the Closing shall have occurred. Conversely, neither Owners nor any of his or her Affiliates shall have access to any communications between the Buyer or Hightimes communications involving attorney-client confidences with Michelman & Robinson, LLP (the “Hightimes Group Law Firm”), including the Hightimes Board, officers, employees and its Representatives in the course of the negotiation, documentation and consummation of this Agreement and the transactions hereby, relating to its engagement, whether or not the Closing shall have occurred; all of which shall be deemed to be attorney-client communications that belong solely to the Hightimes Group and its Affiliates and not to the Owners. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Owners, and not the Surviving Corporation, or (b) the Hightimes Group and not the Owners, as applicable, shall be the sole holder of the attorney-client privilege with respect to such engagements, and neither Hightimes nor the Surviving Corporation or the Owners shall be a holder thereof, (b) to the extent that files of the Company Law Firm or the Hightimes Group Law Firm in respect of such engagement constitute property of the client, only the Owners, and not the Surviving Corporation or Hightimes and not the Owners, as applicable,, shall hold such property rights, and (c) neither the Company Law Firm nor the Hightimes Group Law Firm shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files to any adverse Party or its Representatives by reason of any attorney-client relationship or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Hightimes or the Surviving Corporation and a third party (other than a Party to this Agreement or any of their respective Representatives or Affiliates) after the Closing, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential communications by the Company Law Firm to such third party; provided, however, that neither the Surviving Corporation nor Hightimes may waive such privilege without the prior written consent of the Owners.

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Section 10.4 Expenses. Each Party shall pay all of its own expenses in connection with this Agreement and the transactions to be performed hereunder.

Section 10.5 Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand or mail (with postage prepaid), to the following addresses:

If to Hightimes or Merger Sub, to:	Hightimes Holding Corp.
2110 Narcissus Ct.
Venice, California 90291
Los Angeles, CA 90024
Attn: Adam E. Levin, Executive Chairman
Tel: 818-822-8890
Email: adam@hightimes.com

With a copy (which alone shall not constitute notice) to:	Michelman & Robinson LLP
10880 Wilshire Boulevard
Los Angeles, CA 90024
Attn: Stephen A. Weiss, Esq.
Tel: 310-299-5500
Email: sweiss@mrllp.com

If to the Majority Owner and the Company, to:	The address set forth in the Majority Owner Joinder Agreement.

If to the Minority Owner, to:	The address set forth in the Minority Owner Joinder Agreement.

With a copy (which alone shall not constitute notice) to:	Manatt, Phelps & Phillips LLP
One Embarcadero Center, 30th Floor
San Francisco, CA 94111
Attn: Richard G. J. McDerby, Esq.
Tel: 415-291-7427
Email: RMcDerby@manatt.com

or to such other addresses as may be specified in writing by like notice to the other Party. Any notice involving non-performance, termination or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, via certified mail, return receipt requested. All other notices may also be sent by email, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by email or similar electronic transmission method; one (1) working day after it is sent, if sent by recognized overnight courier; and three (3) days after it is postmarked, if mailed by first class mail or certified mail, return receipt requested, with postage prepaid.

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Section 10.6 Governing Law; Resolution of Disputes. This Agreement, and any disputes arising under this Agreement, will be governed by and construed and enforced in accordance with the Laws (both substantive and procedural) of the State of California, without giving effect to any conflict of laws principle to the contrary. Any dispute involving the interpretation or application of this Agreement which cannot be resolved by good faith negotiations among the Parties shall be resolved by final and binding arbitration before a single neutral arbitrator who shall be a retired judge pursuant to the then effective rules of the JAMS Dispute Resolution (“JAMS”). The arbitration shall be held in Los Angeles, CA, and the ruling of the arbitrator shall be final and binding upon all Parties to this Agreement and their Affiliates, and may be enforced in any court of competent jurisdiction, including (i) the state and federal courts seated in the City of Los Angeles, CA (and any appellate court thereof).

Section 10.7 WAIVER OF JURY TRIAL. Each Party hereby irrevocably and unconditionally (i) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the arbitration procedures set forth in Section 10.6 above, and (ii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the resolution of disputes before JAMS arbitrator in Los Angeles, CA. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT.

Section 10.8 Severability. If any terms or other provision of this Agreement or the schedules hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.

Section 10.9 Third Party Beneficiaries. Except with respect to the rights hereunder of any Indemnified Person, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against any Party.

Section 10.10 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties.

Section 10.11 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.12 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement, no Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Parties, and any such assignment shall be void; provided, however, that a Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.

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Section 10.13 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 10.14 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.15 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 10.16 Investment Representations. The Owners acknowledge that the Merger Shares (i) shall not be, upon issuance, registered under the Securities Act or the securities Laws of any other jurisdiction, (ii) shall have been issued in reliance upon federal and state exemptions for transactions not involving a public offering and (iii) cannot be disposed of unless they are subsequently registered or exempted from registration under the Securities Act or other applicable securities Law. The Merger Shares are being acquired for the Owners’ own accounts solely for investment and not with a view to resale or distribution thereof. The Majority Owner has conducted her own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company, and the Majority Owner acknowledges that she has been represented by counsel and provided with adequate access to the personnel, properties, premises and records of Hightimes for such purpose.

Section 10.17 Public Announcements. No Party shall issue any press release or make any public announcement relating to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media regarding the subject matter of this Agreement or the transactions contemplated hereby, in each case without the prior written consent of the other Parties, and the Parties shall cooperate as to the timing and contents of any such announcement(s).

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Signature page follows

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the Execution Date.

HIGHTIMES HOLDING CORP.

By:
Name:	Adam E. Levin
Title:	Executive Chairman

By:
Name:	Peter Horvath
Title:	CEO and President

MERGER SUB:

530C MERGER SUB, INC.

By:
Name:	Adam E. Levin
Title:	Executive Chairman

THE COMPANY:

530 COLLECTIVE

By:
Name:
Title:	Chief Executive Officer

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